Exhibit 99.1

Soluna Inks Agreement with Noteholders to Bolster Balance Sheet Ahead of Halving

Includes $3M Funding Arrangement and Right to Raise Equity

ALBANY, NY, February 29, 2024 - Soluna Holdings, Inc. (“SHI” or the “Company”), (NASDAQ: SLNH), the parent company of Soluna Computing, Inc. (“SCI”), a developer of green data centers for Bitcoin mining and other intensive computing applications, announced today the Company entered into a fourth amendment with the convertible noteholders to reprice certain warrants that would allow the Company to raise up to $3 million. In addition, the Company will be allowed to file an at-the-market offering (ATM) with an initial floor price of $10 per share to take advantage of future financing opportunities in the equity markets.

John Belizaire, CEO of Soluna Holdings, commented, “We are progressively tuning our capital formation approach to take advantage of the growth opportunities on the horizon for the company. This amendment is part of a multi-prong approach to support our scaling plans.”

The Company and the noteholders entered into a fourth amendment effective as of February 28, 2024 allowing the Company to raise $3 million via a warrant reprice & exchange program and to undertake ATM transactions in the future provided the market price of the shares of common stock shall be at least $10 per share initially (ATM Floor), which is reduced to $8 per share six months after the ATM is effective and $6 per share 12 months after the effective date of the ATM. The ATM Floor is eliminated once the aggregate principal balance of the notes is less than $1.5 million.

In addition, the Company will be permitted to unilaterally extend the maturity date of the notes for two 3-Month extensions if prior to the then-in-effect maturity date, the Company gives notice to the noteholders and increases the principal amount of the notes on the date of each such extension by two percent (2%) of the principal amount of the notes outstanding on the date of the amendment per each extension.

In consideration of the new rights described above, the Company will:

●	Reduce the conversion price of the convertible notes to $3.78 per share;

●	The noteholders will receive an aggregate of 850,000 three-year warrants exercisable at $0.01 per share;

In addition, the Company will implement a warrant program to provide up to $3 million of capital to help fund its growth, as follows:

●	An aggregate of 320,005 warrants held by the noteholders will have the exercise price reduced to $3.78 per share;

●	An aggregate of 478,951 warrants held by the noteholders will have the exercise price reduced to $6.00 per share (Repriced Warrants). For every one Repriced Warrant exercised by a Purchaser, such Purchaser shall receive 1.36 new five-year warrants with an exercise price of $0.01, 1.6 new five-year warrants with an exercise price of $4.20, and 1.6 new five-year warrants with an exercise price of $5.70. Pursuant to additional agreements with holders of another 46,618 outstanding warrants the resulting total of Repriced Warrants is 530,569.

The foregoing is subject to stockholder approval at the Company’s annual meeting of shareholders, to be held no later than May 30, 2024.

The text of the amendment is included in an 8-K to be filed with the Securities and Exchange Commission.

Safe Harbor Statement

This announcement contains forward-looking statements. These statements are made under the “safe harbor” provisions of the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements can be identified by terminology such as “will,” “expects,” “anticipates,” “future,” “intends,” “plans,” “believes,” “estimates,” “confident” and similar statements. Soluna Holdings, Inc. may also make written or oral forward-looking statements in its periodic reports to the U.S. Securities and Exchange Commission, in its annual report to shareholders, in press releases and other written materials and in oral statements made by its officers, directors or employees to third parties. Statements that are not historical facts, including but not limited to statements about Soluna’s beliefs and expectations, are forward-looking statements. Forward-looking statements involve inherent risks and uncertainties, further information regarding which is included in the Company’s filings with the Securities and Exchange Commission. All information provided in this press release is as of the date of the press release, and Soluna Holdings, Inc. undertakes no duty to update such information, except as required under applicable law.

About Soluna Holdings, Inc (SLNH)

Soluna is on a mission to make renewable energy a global superpower using computing as a catalyst. The company designs, develops and operates digital infrastructure that transforms surplus renewable energy into global computing resources. Soluna’s pioneering data centers are strategically co-located with wind, solar, or hydroelectric power plants to support high-performance computing applications including Bitcoin Mining, Generative AI, and other compute intensive applications. Soluna’s proprietary software MaestroOS(™) helps energize a greener grid while delivering cost-effective and sustainable computing solutions, and superior returns. To learn more visit solunacomputing.com. Follow us on X (formerly Twitter) at @SolunaHoldings.

Contact Information

Sam Sova

Partner and CEO

SOVA

Sam@letsgosova.com